Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between William L. Ottaviani (the “Executive”) and Rex Energy Operating Corp., a Delaware corporation (the “Company”), is made and entered into this 8th day of August, 2007, but shall be effective as of September 4, 2007 (the “Effective Date”).

WITNESSETH

WHEREAS, the Company provides management and administrative services to its parent, Rex Energy Corporation (“Rex”), and Rex’s subsidiaries;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to retain the Executive as the Senior Vice President of Reservoir Engineering of the Company and to enter into an employment agreement with the Executive;

WHEREAS, the Executive is willing to commit himself to serve the Company and Rex, on the terms and conditions herein provided;

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment; and

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof). The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on the first anniversary thereof; provided, that, on September 4, 2008, and each anniversary of September 4 thereafter, the Term shall be extended for one additional year unless, prior to June 4, 2008 with respect to the extension on September 4, 2008 and each anniversary of June 4 thereafter with respect to each subsequent annual extension, the Company or the Executive shall have given written notice not to extend the Term or the Executive shall have incurred a termination of employment with the Company.

2. Position and Duties.

(a) As of the Effective Date, the Executive shall serve as Senior Vice President of Reservoir Engineering of the Company, in which capacity the Executive shall perform the usual and customary duties of such office, which are normally inherent in such capacity in U.S. publicly held corporations of similar size and character as Rex. The Executive shall report to both the Chief Executive Officer and the President and Chief Operating Officer of the Company. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company and will act accordingly.

(b) During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company, Rex and its shareholders. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 9 herein, the Executive may serve as a director of other companies, if such service is approved by the Compensation Committee of the Board (the “Compensation Committee”), so long as such service is not detrimental to the Company or Rex, does not interfere with the Executive’s service to the Company and does not present the Executive with a conflict of interest.

(c) In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

(d) Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 9); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

(e) Further, the Executive covenants, warrants and represents that he shall:

(i) devote his full and best efforts to the fulfillment of his employment obligations;

(ii) exercise the highest degree of fiduciary loyalty and care and the highest standards and conduct in the performance of his duties; and

(iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company, Rex or its subsidiaries.

3. Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in State College, Pennsylvania (the “Principal Place of Employment”). Executive hereby agrees to perform a substantial amount of his duties at the Principal Place of Employment, and understands and agrees that he will be required to travel from time to time for business purposes.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary (“Base Salary”) in an amount that shall be established from time to time by the Compensation Committee, payable in approximately equal installments in accordance with the Company’s customary payroll practices. The Base Salary shall be set initially at $175,000. The Compensation Committee shall review the Executive’s Base Salary at least annually thereafter during the Employment Period. The Executive’s Base Salary may be increased but not decreased during the Employment Period.

(b) Bonuses. During the Employment Period, the Executive shall be eligible to participate in the annual incentive compensation plan for executives, when and if such plan is established or adopted by the Company, or any successor plan, if any, thereto (the “Annual Incentive Plan”. The bonus opportunity afforded the Executive pursuant under the Annual Incentive Plan, if any, may vary from year to year and any bonus earned thereunder, if any, (the “Annual Bonus”) shall be paid at a time and in a manner consistent with the Company’s customary practices. The Executive’s bonus levels established under the Annual Incentive Plan, if any, will be contingent upon the Company achieving predetermined performance goals and approval by the Compensation Committee.

(c) Equity-Based Compensation and Performance Awards. During the Employment Period, the Executive shall be entitled to receive equity-based compensation awards and performance awards on substantially similar terms and conditions no less favorable than awards made to the other senior executive officers of the Company.

(d) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to perquisites that may be added with the approval of the Compensation Committee. Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally. The Executive shall be eligible to participate in the Company’s group health plan beginning on January 1, 2008. The Company agrees to reimburse the Executive for any group health insurance premiums paid by the Executive during the period commencing September 4, 2007 and ending December 31, 2007 pursuant to his election to receive group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended provided, that such reimbursements are accounted for in accordance with the policies and procedures established by the Company.

(f) Paid Time Of Benefits. During the Employment Period, the Executive shall be entitled to Paid Time Off benefits in accordance with and subject to the terms and conditions of the Company’s Paid Time Off Policy, as such policy may be in effect from time to time. For purposes of the calculation of the Executive’s entitlement to Paid Time Off only, the Executive will be credited with seven (7) years of service to the Company, and as such, will be entitled to accrue up to twenty (20) days of Paid Time Off during the first year of the Employment Period.

(g) Services Furnished. During the Employment Period, the Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position.

5. Offices. Subject to Sections 2, 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of Rex’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of Rex or any of Rex’s or the Company’s subsidiaries; provided, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Company, Rex or any of its subsidiaries, or in connection with any such executive position, as the case may be. This indemnity is in addition to and not in replacement of the Company’s obligations to provide indemnity pursuant to Section 11 hereof.

6. Termination. The Employment Period shall end in the event of a termination of the Executive’s employment in accordance with any of the provisions of Section 6 or 7, and the Term shall expire in the event of a termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason, in each case, on the Executive’s Date of Termination. Otherwise the Term shall expire as set forth in Section 1.

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months or it is reasonably expected that such disability will exist for more than such period of time, and within thirty (30) days after written Notice of Termination (as defined in Section 7) is given (which notice may be given during such ninety (90) day period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder for “Disability.”

During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means conduct, activities or performance by the Executive which, in the good faith determination of the Company (or its successor), based upon the information then in its possession, is detrimental to its interests, business, goodwill or reputation. Both the Executive and Rex Energy recognize that it is not possible to describe every circumstance in which “Cause” would exist. By way of illustration only, the Executive and the Company agree that “Cause” includes, but is not limited to: excessive absenteeism; failure or refusal to perform the duties or obligations of the Executive under this Agreement; insubordination; theft or abuse of the property or the property of the Company or its affiliates, parents, subsidiaries, customers, employees, contractors or business associates; dishonesty; working while intoxicated; violation of the Company’s rules, policies, procedures or practices; abuse of benefits or privileges of employment; unprofessional conduct toward or unlawful discrimination against the Company’s employees, customers, business associates, contractors or visitors; and any unauthorized conduct which creates a risk or loss or liability to the Company or damaging its reputation or interests. Furthermore, for purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i) the Executive is convicted of an act of fraud, embezzlement, theft or other criminal act constituting a felony;

(ii) a material breach by the Executive of any provision of this Agreement;

(iii) the failure by the Executive to perform any and all covenants contained in Sections 2(c), 2(d), 2(e) and 9 of this Agreement for any reason other than the Executive’s death, Disability or following the Executive’s delivery of a Notice of Termination for Good Reason; or

(iv) a material breach by the Executive of the Company’s or Rex’s Code of Business Conduct and Ethics;

provided, that, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (ii), (iii) or (iv) above to remedy any such occurrence otherwise constituting Cause under such clause (ii), (iii) or (iv).

(d) Good Reason. The Executive may terminate his employment hereunder for “Good Reason”. Good Reason for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, office, title and reporting requirements), authorities, duties or other responsibilities as contemplated by Section 2 of this Agreement;

(ii) the relocation of the Principal Place of Employment to a location more than twenty five (25) miles from the Principal Place of Employment; or

(iii) a material breach by the Company of any provision of this Agreement;

provided, in any case, that the Company shall have thirty (30) days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason.

(e) Termination of Agreement. Either party hereto may terminate this Agreement at any time by giving the Board or the Executive, as the case may be, no more than thirty (30) days’ prior written notice, in accordance with Section 7 hereof, of such party’s intent to so terminate this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to Section 6(a) above, the date of the Executive’s death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 6(c) above, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 13 hereof, (iv) if the Executive’s employment is terminated pursuant to Section 6(d) above, the date on which a Notice of Termination is given or any later date (within thirty (30) days of the date of such Notice of Termination) set forth in such Notice of Termination and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not later than thirty (30) days following the date on which Notice of Termination is given; provided, that, if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award.

8. Compensation upon Termination or During Disability.

(a) Accrued Obligation Defined. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination and a lump sum amount in cash equal to the sum of (i) the Executive’s Base Salary through the Date of Termination, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued Paid Time Off and (iii) any other amounts due the Executive as of the Date of Termination, in each case to the extent not theretofore paid.

(b) Disability; Death. Following the termination of the Executive’s employment pursuant to Sections 6(a) or (b) hereof, the Company shall pay to the Executive (or his designated beneficiary or legal representative, if applicable):

(i) the Accrued Obligation,

(ii) a lump sum in cash equal to one-third of the Executive’s Base Salary as in effect on the Date of Termination for the remainder of the Term, and

(iii) a lump sum in cash equal to the Executive’s expected value of the Executive’s bonus opportunity under the Annual Incentive Plan for the fiscal year of the Company in which the Date of Termination occurs. Such payment is an accelerated payment of the full year expected value bonus for the fiscal year in which the Date of Termination occurs and is in lieu of all other bonus payments that would have otherwise been due to the Executive under the Annual Incentive Plan after the completion of the fiscal year.

The Company shall pay the Executive the amounts required pursuant to this Section 8(b) no later than 60 days after the termination of the Executive’s employment pursuant to Sections 6(a) or (b) hereof.

(c) By the Company for Cause. If during the Term the Executive’s employment is terminated by the Company pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

(d) By the Executive Without Good Reason. If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Executive shall not have breached this Agreement if he terminates his employment for any reason.

(e) By the Company Without Cause, by the Executive for Good Reason or In Connection With a Change In Control. If during the Term the Executive’s employment is terminated by the Company other than for Cause, death or Disability, if the Executive terminates his employment for Good Reason, or if the Executive’s employment is terminated “In Connection With a Change of Control” (as defined below), then:

(i) Within thirty (30) days after the Date of Termination the Company shall pay the Executive the Accrued Obligation.

(ii) Subject to clause (vi), within sixty (60) days after the Date of Termination the Company shall also pay to the Executive a lump sum cash severance payment in an amount equal to his Base Salary (at the rate in effect as of the Date of Termination).

(iii) Subject to clause (vi), within sixty (60) days after the Date of Termination the Company shall also pay to the Executive a lump sum in cash equal to the expected value of the Executive’s bonus opportunity under the Annual Incentive Plan for the fiscal year of the Company in which the Date of Termination occurs prorated to the Date of Termination. Such payment is an accelerated payment of the bonus for the fiscal year in which the Date of Termination occurs and is in lieu of all other bonus payments that would have otherwise been due to the Executive under the Annual Incentive Plan after the completion of the fiscal year.

(iv) For the remainder of the Term, the Company shall arrange to provide the Executive and his dependents medical insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination (at no greater cost to the Executive than such cost to the Executive in effect immediately prior to the Date of Termination, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company).

(v) Subject to the Executive’s group health plan coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the benefits and perquisites listed in clauses (iv) of this Section 8(e) shall be reduced to the extent benefits and perquisites of the same type are received by or made available to the Executive during such period, and provided, further, that the Executive shall have the obligation to notify the Company that he is entitled to or receiving such benefits and perquisites. Except with respect to the benefits provided pursuant to clause (iv), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, or by retirement benefits. Payments to the Executive under this Section 8 (other than Accrued Obligations) are contingent upon the Executive’s execution of a release substantially in the form of Exhibit A hereto.

(vi) If the Board of Directors (or its delegate) determines in its sole discretion that as of the date of the Executive’s termination the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code, and Department of Treasury regulations and other interpretive guidance issued thereunder) as of the date of the Executive’s termination and that Section 409A of the Code applies with respect to such payment, any payments due under clauses (ii), (iii) and (iv) during the six-month period commences on and follows the Executive’s Date of Termination shall be paid in one lump sum amount on the first business day following the six-month anniversary of the date of the Executive’s Date of Termination.

(f) “In Connection With a Change of Control” defined. For purposes of this Agreement, a termination “In Connection With a Change of Control” shall mean the termination of the Executive’s employment by the Company or its successor, as the case may be, for any reason other than for Cause, death or Disability upon, in connection with, or within 180 days following, a “Change In Control of the Company” (as defined below). For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time, (the “Exchange Act”) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of the common stock of Rex (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of Rex entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 8(f), the following acquisitions shall not constitute a Change in Control of

Rex: (1) any acquisition directly from Rex, (2) any acquisition by Rex, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Rex or any entity controlled by Rex, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 8(f); or

(ii) Individuals who, as of the Effective Date, constitute the Board of Rex (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Rex; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Rex’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board of Rex; or

(iii) Consummation of (xx) a reorganization, merger or consolidation or sale of Rex, or (yy) a disposition of all or substantially all of the assets of Rex (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Rex or all or substantially all of Rex’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Covered Person (excluding any employee benefit plan (or related trust) of Rex or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

9. Confidential Information; Non-Competition; Non-Solicitation.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company, Rex or its subsidiaries and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:

(i) is already in Executive’s possession; provided that the information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company, Rex or any of its subsidiaries,

(ii) becomes generally available to the public other than as a result of a disclosure by the Executive, or

(iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, Rex or any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company, Rex or any of its subsidiaries.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

(b) Non-Competition. During the Employment Period and for a period of 180 days following the Date of Termination, the Executive shall not, within the Restricted Territory, as defined below, engage in Competition, as defined below, with the Company, Rex or any of its subsidiaries; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. Notwithstanding the foregoing, the restrictions imposed by this Section 9(b) shall not apply if the termination of the Executive’s employment was by the Company without Cause or by the Executive with Good Reason, or occurs by reason of expiration of the term of this Agreement (which term includes any extension period pursuant to the operation of Section 11 hereof).

(c) For purposes of this Agreement, “Restricted Territory” means anywhere within a two (2) mile radius of any Area of Mutual Interest, oil or gas producing property or mineral interest in which the Company, Rex or any of its subsidiaries has an interest as of the Date of Termination. “Competition” by the Executive means the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company, Rex or its subsidiaries as the same shall be constituted at any time during the Term.

(d) Non-Solicitation. During the Employment Period and for a period of one (1) year following the Date of Termination, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company, Rex or its subsidiaries as of the Date of Termination that is known to Executive, business of the same or of a similar nature to the business of the Company, Rex or its subsidiaries with such customer;

(ii) solicit from any potential customer of the Company, Rex or its subsidiaries that is known to the Executive business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, Rex or its subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(iii) solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company, Rex or its subsidiaries upon the Date of Termination, or within six (6) months prior thereto; or

(iv) otherwise knowingly interfere with the business or accounts of the Company, Rex or its subsidiaries.

The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s, Rex’s and its subsidiaries’ Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s, Rex’s and its subsidiaries’ legitimate business interests and are designed to protect the Company’s, Rex’s and its subsidiaries’ Confidential Information and goodwill.

The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s, Rex’s and its subsidiaries’ legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

10. Indemnification; Insurance. The Company and/or Rex shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company or Rex may elect to maintain generally for the benefit of their respective officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company, Rex or its subsidiaries.

11. Successors; Binding Agreement.

(a) Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

William L. Ottaviani

160 Meadowview Drive

State College, Pennsylvania 16801

If to the Company:

Rex Energy Operating Corp.

Attention: Christopher K. Hulburt, General Counsel

1975 Waddle Road

State College, Pennsylvania 16803

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or its Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

14. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, the Executive’s employment by the Company or the Executive’s compensation or benefits (a “Dispute”) shall be settled in accordance with the procedures described in this Section 14.

(a) First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between the Executive and executives or directors of the Company who have authority to settle the Dispute. Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five days after the effective date of that notice, the Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within 30 days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within 60 days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 14 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

(b) Second, if the Dispute is not resolved through negotiation as provided in Section 14(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral, they shall seek the assistance of the American Arbitration Association in the selection process.

(c) Any Dispute that has not been resolved by the non-binding procedures provided in Sections 14(a) and 14(b) within 90 days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association or of such similar organization as the parties hereto may mutually agree; provided, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within 30 days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. Executive shall appoint one arbitrator, the Company shall appoint a second arbitrator, and a third arbitrator not appointed by the parties shall be appointed by the first two arbitrators selected. The arbitration shall be held in Centre County, Pennsylvania. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney’s fees, incurred in connection with the Dispute. The arbitrators shall not award any amount to either the Executive or the Company in excess of the compensation, employee benefits and indemnification amounts that the Company paid or should have paid to the Executive pursuant to this Agreement.

(d) Notwithstanding the Dispute resolution provisions of this Section 14, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 14 and to seek injunctive relief to protect the party’s rights pending resolution of a Dispute pursuant to this Section 14, including, without limitation, the Company’s rights pursuant to Section 9 of this Agreement.

(e) Each party shall pay all of their respective costs and expenses (including, but not limited to, reasonable attorneys’ fees, the fees of the arbitrators and any other related costs) for any arbitration proceeding or legal action initiated under this Section 14; provided, however, that if in any such arbitration proceeding or legal action, the arbitrator or court, respectively, determines that either the Executive or the Company, as the case may be, has prosecuted or defended any issue in such proceeding or action in bad faith, the arbitrator or court, respectively, may allocate the portion of such costs and expenses relating to such issue between the parties in any other manner deemed fair, equitable and reasonable by the arbitrator or court, respectively.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

16. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 8, 9, 10 and 14 hereof shall survive the expiration of the Term. The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

17. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Release. In consideration of the benefits and compensation which may be awarded to the Executive pursuant to Section 8 of this Agreement, the Executive hereby agrees to execute and be bound by, as a condition precedent to receiving said benefits and compensation, the Release attached hereto as Exhibit A, such Release being incorporated herein by reference.

20. Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Executive otherwise determine in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

22. Effectiveness. This Agreement shall become effective upon approval of the Board of Directors. The Company shall provide a certified copy of the resolution evidencing such approval as soon as practical after such approval.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Rex Energy Operating Corp. (the “Company”)

By:	/s/ John A. Lombardi
Chairman of the Compensation Committee

William L. Ottaviani (“Executive”)

/s/ William L. Ottaviani

EXHIBIT A

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company (as defined in the Executive’s Employment Agreement) and its affiliated companies, including, without limitation, Rex (as defined in the Executive’s Employment Agreement), and their directors, officers, employees and representatives, (collectively “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive’s Employment Agreement with the Company (as amended or superseded from time to time) and/or (b) by the Company’s bylaws and any indemnification agreement or arrangement permitted by Section 145 of the Delaware General Corporation Law and by directors, officers and other liability insurance coverage’s to the extent you would have enjoyed such coverages had you remained a director or officer of the Company). In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person. The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release, claims and rights arising under any employee benefit plan (including, but not limited to the Long Term Incentive Plan and the Annual Incentive Plan) and claims and rights arising under Section 9 of the Executive’s Employment Agreement.

The Executive understands and agrees that:

A.	He has a period of 21 days within which to consider whether he desires to execute this Agreement, that no one hurried him into executing this Agreement during that 21-day period, and that no one coerced him into executing this Agreement.

B.	He has carefully read and fully understands all of the provisions of this Agreement, and declares that the Agreement is written in a manner that he fully understands.

C.	He is, through this Agreement, releasing the Releasees from any and all claims he may have against the Releasees, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

D.	He declares that his agreement to all of the terms set forth in this Release is knowing and is voluntary.

E.	He knowingly and voluntarily intends to be legally bound by the terms of this Release.

F.	He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.

G.	He understands that rights or claims that may arise after the date this Agreement is executed are not waived.

H.	He understands that, in connection with the release of any claim of age discrimination, he has a period of seven days to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the General Counsel of the Company, at _____________, or ( ) -___.____. Executive understands that this Agreement will not become effective and binding with respect to a claim of age discrimination until after the expiration of the revocation period. The revocation period commences when Executive executes this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement. Executive understands that if he does not deliver a notice of revocation before the end of the seven-day period described above, that this Agreement will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

I.	He understands that nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

AGREED AND ACCEPTED, on this _____ day of ________________, _______.

____________________